Exhibit 15(a)(1)(iv)

ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER’S CERTIFICATE

First Union Commercial Mortgage Trust — Commercial

Mortgage Pass-Through Certificates Series 1997-C1, the Trust

U. S. Bank, N.A.

As an authorized officer of CRIIMI MAE Services Limited Partnership, the Special Servicer to the Trust under a Pooling and Servicing Agreement dated as of May 1, 1997 (the “Agreement”), and pursuant to the requirements of the Agreement, I hereby certify that;

A review of the performance of CRIIMI MAE Services Limited Partnership as Special Servicer to the Trust of the period January 1 through December 31, 2002 was conducted under my supervision; and,

To the best of my knowledge, based upon such review, CRIIMI MAE Services Limited Partnership, as Special Servicer to the Trust has fulfilled all of its obligations under the Agreement in all material respects throughout such period and there has been no default in the fulfillment of any such obligation.

CRIIMI MAE Services Limited Partnership
as Special Servicer to the Trust

by: CMSLP Management Company, Inc.
Its general partner

/s/ Maribeth Stahl
by: Maribeth Stahl
its Group Vice President/Operations Director

Dated: March 18, 2003

Report of Management

We, as members of management of CRIIMI MAE Services Limited Partnership and Subsidiaries (the Partnership), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (USAP), (except, for commercial loan and multifamily loan servicing, minimum servicing standards V.4. and VI.1., which the Mortgage Bankers Association of America has interpreted as inapplicable to such servicing). We are also responsible for establishing and maintaining effective internal control over compliance with these standards.  We have performed an evaluation of the Partnership’s compliance with the minimum servicing standards as set forth in the USAP as of December 31, 2002 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2002, the Partnership complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of and for the year ended December 31, 2002, the Partnership had in effect fidelity bond and errors and omissions policies each in the aggregate amount of $20 million

/s/ David B. Iannarone
David B. Iannarone
Executive Vice President Chief Operating Officer

/s/ Cynthia O. Azzara
Cynthia O. Azzara
Senior Vice President Chief Financial Officer

/s/ Brian L. Hanson
Brian L. Hanson
Senior Vice President Portfolio Management

/s/ Maribeth Stahl
Maribeth Stahl
Group Vice President Operations Director

/s/ Eugene J. Bredow
Eugene J. Bredow
Vice President Corporate Controller

February 26, 2003